Exhibit 99.1

Press Release	Source: Innophos, Inc.

Innophos, Inc. Reports Fourth Quarter and Full Year 2005 Results

Thursday March 30, 5:10 pm ET

CRANBURY, N.J., March 30 /PRNewswire/ — Innophos, Inc. one of the leading specialty phosphates producers in North America, today announced financial results for the fourth quarter and full year 2005. Highlights include:

•	Sales for the quarter ended December 31, 2005 were $129.4 million, a decrease of $(4.1) million, or (3.1)%, as compared to $133.5 million for the same period in the prior year.

•	Operating income for the quarter ended December 31, 2005 was $10.1 million, an increase of $4.8 million, or 90.6%, as compared to $5.3 million for the comparable period in 2004. Operating income percentages increased to 7.8% for the quarter from 4.0% for the comparable period in 2004.

•	Depreciation and amortization for the quarter ended December 31, 2005 was $11.6 million, an increase of $0.3 million, as compared to $11.3 million for the comparable period in 2004. Interest expense for the quarter ended December 31, 2005 was $8.9 million, an increase of $1.4 million, as compared to $7.5 million for the comparable period in 2004. Tax expense for the quarter ended December 31, 2005 was $1.8 million, an increase of $4.4 million, as compared to $(2.6) million benefit for the comparable period in 2004.

•	Net loss for the quarter ended December 31, 2005 was $(1.0) million compared to net income of $0.1 million for the same period last year.

•	At the end of 2005, including Innophos Holdings, Innophos had a cash and cash equivalents balance of $61.4 million. Innophos’ net debt (total debt less cash) at the end of the fourth quarter was $469.6 million. Capital expenditures for the quarter ended December 31, 2005 were $4.5 million.

•	Full year end 2005 sales were $535.5 million, a decrease of $(2.8) million, or (0.5)%, as compared to $538.3 million for the same period in the prior year. Operating income for the year ended December 31, 2005 was $41.3 million, an increase of $6.5 million, or 18.7% as compared to $34.8 million for the comparable period in 2004. Depreciation and amortization for the year ended December 31, 2005 was $45.9 million, an increase of $5.9 million, compared to $40.0 million for the comparable period in 2004. Interest expense for the year ended December 31, 2005 was $33.2 million, compared to $14.2 million for the comparable period in 2004. Tax expense for the year ended December 31, 2005 was $6.7 million, compared to $5.2 million for the comparable period in 2004. Net income for the year ended December 31, 2005 was $1.8 million compared to $14.5 million for the same period last year.

Innophos has recently completed its transition to a stand-alone operating entity. The process involved Innophos establishing its own data center in the U.S., upgrading Mexico’s IT systems, creating an internal audit department and filing its S-4 registration statement. The firm has made significant progress to date in improving its financial and operational performance.

“I am pleased with our overall progress, Innophos employees met the challenges of rising raw material prices and multiple natural disasters during 2005,” said Randy Gress, Chief Executive Officer of Innophos, Inc. “During the fourth quarter we continued to raise prices to help offset surging raw material and energy costs. We continue to work on shifting our product mix while reducing sales of lower margin products, which reduces both revenues and volumes but is consistent with our strategy for the business. As a leading specialty phosphates producer in North America, Innophos is well-positioned to continue building on our strong customer relationships and technical capabilities to deliver enhanced value to our customers.”

Summary Financials

Summary Income Statement

	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Full Year Ended December 31, 2005	Full Year Ended December 31, 2004
(in millions)
Net sales	$129.4	$133.5	$535.5	$538.3
Operating income	10.1	5.3	41.3	34.8
Net income/(loss)	(1.0)	0.1	1.8	14.5

The 2004 full year amounts represent the aggregated results of the predecessor Rhodia phosphates business and successor Innophos phosphates business.

Summary Balance Sheet

	As of December 31, 2005	As of December 31, 2004
(in millions)
Assets
Cash and cash equivalents	$61.2	$12.8
Other current assets	154.7	152.9
Property, plant and equipment, net	305.0	333.5

Other non-current assets	121.0	131.7
Total assets	641.9	630.9

Liabilities and Stockholders Equity
Short-term borrowing and current portion of long-term debt	$20.0	$1.8
Accounts payable and other current liabilities	76.0	75.8
Long-term debt	377.9	382.8
Other long-term liabilities	28.4	31.8
Total liabilities	502.3	492.2
Stockholders equity	139.6	138.7
Total liabilities and stockholders equity	641.9	630.9

Conference Call Details

Innophos, Inc. will hold a live conference call to discuss fourth quarter and full year 2005 financial results on April 5, 2006 at 10:00 a.m. EDT. To participate, please dial in to the conference call at 866-600-0797 (domestic) or 706-643-7627 (international), access code 6950946. The conference call topic is Innophos, Inc. Earnings Conference Call.

A telephone replay of the call will be available from 12:00 a.m. EDT on April 5, 2006 until 12:00 p.m. EDT on April 8, 2006. The replay of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international), access code 6950946.

Forward Looking Statements

Reference is made to our legal and other disclosures set forth in our report on Form 10-K for the year ended December 31, 2005, including our financial statements and footnote disclosures thereto in the Form 10-K. A copy of the Form 10-K is available at http://www.innophos.com/news.asp.

About Innophos, Inc.

Innophos, Inc. (www.innophos.com) is one of the leading North American manufacturers of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos’ market- leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico).

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos’ dependence upon third-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.